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                                                                      EXHIBIT 12


                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT executed on March 11, 2002 by and between JAKKS Pacific, Inc., a Delaware corporation ("JAKKS" or the "Company") with its offices at 22619 Pacific Coast Highway, Malibu, CA 90265 and Carmine Russo, an individual residing at 4 Anna Court, West Islip, New York 11795 ("Executive").


                              W I T N E S S E T H :


      WHEREAS, concurrently herewith JAKKS has acquired a majority of the outstanding shares of capital stock of Toymax International Inc., a Delaware corporation ("Toymax International") from certain shareholders of Toymax International (the "Toymax Shares"), and

      WHEREAS, Executive and Toymax International are parties to an employment agreement dated January 1, 2000, as amended by a written agreement dated February 16, 2000 (the "Toymax Employment Agreement") and in consideration for JAKKS agreement to enter into this Agreement Executive has agreed to terminate the Toymax Employment Agreement and replace it with this employment agreement effective simultaneously with JAKKS' acquisition of the Toymax Shares pursuant to the Stock Purchase Agreement (the "Effective Date"), and

      WHEREAS, simultaneously with the Effective Date, JAKKS desires to employ Executive on the terms and subject to the conditions hereinafter set forth, and Executive desires so to be employed;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and Executive agree as follows:

      1. Offices and Duties. Commencing with the Effective Date, the Company hereby employs Executive during the Term (as hereinafter defined) to serve as a Senior Vice President--Toymax Division of the Company, responsible for performing executive and managerial functions regarding the operations of the Company's Toymax division (including the product lines produced by Toymax International as part of the Toymax, Funnoodle and Go Fly A Kite lines) and to perform such duties in connection therewith on behalf of the Company as the Board of Directors of the Company or the Company's Chairman Jack Friedman or President Stephen Berman may from time to time direct. The Board of Directors of the Company may elect or designate Executive to serve in such other corporate offices of the Company or a subsidiary thereof as they may from time to time deem necessary, proper or advisable. Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section. Executive shall devote all of his business time and attention to the business and affairs of the Company. Executive shall at all times be subject to the direction and control of the Board of Directors of the Company and observe and comply with such rules, regulations, policies and practices as the Board of Directors of the Company may from time to time reasonably establish in the exercise of their good faith discretion.

      2. Term. The employment of Executive hereunder shall commence on the Effective Date and continue for a guaranteed minimum term ending on September 30, 2002 (the "Term"), and subject to earlier termination upon the terms and conditions provided elsewhere herein. As used herein, "Termination Date" means the last day of the Term.
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      3.    Compensation.

            (a) As compensation for his services hereunder, the Company shall pay to Executive during the Term a base salary at the rate of $322,107.15 per annum (the "Base Salary"), such Base Salary to be paid in substantially equal installments no less often than monthly, subject to required tax withholding.

            (b) The Executive may also receive such bonus during the Term as the Board of Directors of the Company may determine in its discretion.

            (c) In addition to his Base Salary and any bonus determined as provided above, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to other executive officers of the Company and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term. The Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

            (d) As used in this Agreement, the term "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise.

            (e) As used in this Agreement, the term "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority, or any group of the foregoing acting in concert.

      4. Expenses. The Company shall provide Executive with a monthly automobile allowance equal to US$600.00 per month to reimburse Executive for the cost of leasing or purchasing an automobile, use of the automobile for Company business, and expenses of repair, maintenance, parking and other expenses incidental to such use. The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices, pursuant to which expenses for which employees are entitled to reimbursement are paid in the next succeeding payroll period after submission of such documentation.

      5. Location. Except for travel and temporary accommodation reasonably required to perform his services hereunder and travel as may reasonably be requested by JAKKS to its principal office in the United States (currently in Malibu, California, USA) or to its offices in New York, New York, USA, Executive shall not be required to perform his services hereunder at any location other than an office he maintains at the offices of Toymax International in Plainview, New York, or, if requested to do so by the Company, at the offices of the Company in New York, New York. JAKKS may request Executive's attendance at meetings at JAKKS' offices in Malibu, California or New York, New York, or to participate in other activities relating to the Company and its business in Malibu, California or New York, New York, provided that the Executive shall not be required to stay at the offices in Malibu, California for more than four (4) working days in any one (1) calendar month.


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      6.    Office. The Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are reasonably necessary for the performance of his services hereunder.

      7. Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year of his employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company; such vacation shall be pro-rated according to the relationship that the number of months in the Term bears to twelve (12). Vacation time shall not be cumulative from year to year.

      8. Key-Man Insurance. JAKKS shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of JAKKS in such amounts as JAKKS may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as JAKKS may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as JAKKS may deem necessary or appropriate.

      9.    Confidential Information.

            (a) Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company and its Affiliates or their products, prospective products, operations, business and affairs ("Confidential Information"), and he shall not, at any time hereafter, use or disclose any Confidential Information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Executive agrees that:

                  (i) Executive will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that he uses with his own confidential material of a similar nature;

                  (ii) Executive will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

                  (iii) Executive will not utilize Confidential Information without first having obtained the Company's consent to such utilization.

            (b) The commitments set forth in paragraph 9(a) shall not extend to any portion of Confidential Information:

                  (i)   that is generally available to the public;

                  (ii) that was known to the Executive prior to disclosure (excluding information regarding the Company or its Affiliates which would otherwise be Confidential Information that was disclosed to Executive during the period of his employment by the Company or its predecessors or their respective Affiliates (including Toymax International Inc. and its Affiliates) or that was disclosed to Executive in connection with his acting as a director of Toymax International Inc. or its predecessors or their respective Affiliates, and excluding any other non-public information concerning products under development by or for the Company or its Affiliates (including Toymax International Inc. and its Affiliates);

                  (iii) that was not acquired, directly or indirectly and/or in any manner, from the Company or any of its Affiliates (including Toymax International Inc. and its Affiliates) and which Executive lawfully had in his possession prior to the date of this Agreement;



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                  (iv)  that, hereafter, through no act or omission on the part of the Executive, becomes information generally available to the public.

            (c) At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of the Executive that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive shall, at the Company's option, be returned to the Company or destroyed.

            (d) In the event that Executive becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, the Executive agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.

      10.   Intellectual Property.

            (a) Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other improvement, development or discovery, invention, trade secret, process, system, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Executive, alone or with others in connection with the design, manufacture and marketing of the products of the Company and its Affiliates, or conceived, developed, created or made by Executive, alone or with others, during the Term and applicable to the business of the Company or its Affiliates, whether or not patentable or registrable (collectively referred to as "Trade Rights") shall become the sole and exclusive property of the Company.

            (b) Executive shall disclose all Trade Rights promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined), in other to obtain, maintain and protect the Company's right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying the Executive reasonable compensation for any time or effort expended by him in connection with such assistance after the Termination Date. In furtherance of the foregoing, Executive acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Executive for the Company or its Affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the "Work"), and any and all elements thereof, shall be deemed to constitute "works for hire" belonging to the Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in the Company. Executive hereby transfers and conveys to the Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, "know-how", and all


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intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work. If the Work or any of the elements thereof is deemed not to be "works for hire" within the meaning of Title 17, United States Code, Section 101, then Executive hereby assigns and transfers to the Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Executive hereby acknowledges. For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Executive hereby grants to the Company an irrevocable power of attorney.

      11.   Restrictive Covenants.

            (a) During the Term, and unless Executive terminates his employment for "good reason" pursuant to Section 14, for a further period ending on the later of one (1) year after the Termination Date and the second anniversary of the date of this Agreement, Executive shall not, directly or indirectly through any Affiliate or other intermediary (a) manufacture, produce, sell, market or otherwise promote any Competitive Product or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with any Person that engages in the marketing or sale of Competitive Products, or authorize the use of its name in connection therewith, or (b) for himself or on behalf of any other Person, employ, engage or retain any Person who at any time during the preceding 12 month period shall have been an employee of the Company or its Affiliates, or contact any supplier, customer or employee of the Company or its Affiliates for the purpose of soliciting or diverting any such supplier, customer or employee from the Company or its Affiliates. The foregoing provisions notwithstanding, Executive may invest his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and Executive's and his Affiliates' aggregate holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer then outstanding. Executive acknowledges that the provisions of this Section 11, and the period of time, lack of specific geographic area given the international nature of the business of the Company and its Affiliates and the scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company and are an essential inducement to JAKKS entering into this Agreement.

            (b) As used herein, the term "Competitive Product" means any product or service that is substantially similar to a product or service developed, marketed, sold by the Company or its Affiliates during the period of Executive's employment by the Company.

            (c) Executive acknowledges that the type of services the Company will require from him are of an intellectual and technical character which will require the disclosure of confidential and proprietary information of the Company to him and may result in the creation by him of information which is confidential and proprietary to the Company, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of the Company. Executive also acknowledges that the type of services that he has performed for Toymax International and its Affiliates as an employee of Toymax International were of an intellectual and technical character and required the disclosure of confidential and proprietary information of Toymax International and its Affiliates to him and resulted in the creation by him of information which is confidential and proprietary to Toymax International and its Affiliates, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of Toymax International whose shares are being purchased by JAKKS. Executive acknowledges that the business of the Company and its Affiliates, including Toymax International and its Affiliates, extends beyond the geographic area of the State of New York and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of the Company and its Affiliates. Executive acknowledges that the remedy at law for any breach of this agreement by him will be inadequate and that, accordingly, the Company shall,


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in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

      12. Termination Upon Death or Disability. Executive's employment hereunder shall terminate immediately upon his death. In the event that Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period, the Company shall have the right to terminate Executive's employment hereunder within 60 days after the 90th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate.

      13.   Termination by the Company with or without Cause.

            (a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive's employment for "cause" under this Agreement if:

                  (i) Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to a felony or other crime, a criminal offense, involving the acts identified in paragraph (ii) below; or

                  (ii) the Company's Board of Directors determines, after due inquiry, that Executive has:

                  (A) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

                  (B) violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on the Company or its Affiliates, or any material rule, regulation, policy or practice established by the Board of Directors of the Company;

                  (C) on a persistent or recurring basis, (A) failed properly to perform his material duties hereunder or (B) acted in a manner detrimental to, or adverse to the interests of, either the Company or its Affiliates; or

                  (D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive hereunder.

            (b) The Company may effect such termination for cause under paragraph (a) of this Section by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 20 days prior to the date of termination set forth therein; provided however that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of the Company's Board of Directors the factual basis for termination set forth therein.

            (c) In making any determination pursuant to Section 13(a) as to the occurrence of any act or event described in clauses (A) to (D) of paragraph
(ii) thereof (each, a "For Cause Event"), each of the following shall constitute convincing evidence of such occurrence:

                  (i) if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive's knowing failure to defend against such Proceeding or to


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answer any complaint filed against him therein, or to deny any claim, charge, averment or allegation thereof asserting or based upon the occurrence of a For Cause Event;

                  (ii) any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event; or

                  (iii) any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event; provided that none of the foregoing shall be dispositive or create an irrefutable presumption of the occurrence of such For Cause Event; and provided further that the Company's Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

      14. Termination by Executive for Good Reason. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder if (a) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder or, (b) as a result of any action or failure to act by the Company, there is a material change in the nature or scope of the duties, obligations, rights or powers of Executive's employment, or (c) relocation without Executive's consent from the location set forth in Section 5 hereof, by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 20 days prior to the date of termination set forth therein; provided however that the Company may avoid such termination if it, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein. The termination by Executive of his employment pursuant to this Section 14 shall not constitute or be deemed to constitute for any purpose a "voluntary resignation" of his employment.

      15.   Compensation upon Termination.

            (a) Upon termination of Executive's employment hereunder, he shall be entitled to receive, in any case, any compensation or other amount due to him pursuant to Section 3 or 4 in respect of his employment prior to the Termination Date. Except as otherwise provided in Section 15(b) or 15 (c), the Company shall have no further obligation to Executive hereunder. Any amount payable to Executive pursuant to this Section 15(a) upon termination of his employment hereunder shall be paid promptly, and in any event within 10 days, after the Termination Date.

            (b) If prior to September 30, 2002, Executive terminates his employment hereunder for "good reason" pursuant to Section 14 or if the Company terminates his employment hereunder other than upon his disability or incapacity pursuant to Section 12 and other than for cause pursuant to Section 13(a) through (c), the Company shall make to Executive payments at the times and in the amounts provided herein for the payment of his Base Salary through May 31, 2004, payable monthly in accordance with the Company's normal payroll practices, and the Company shall have no further obligations to Executive.

            (c) If the Company and Executive are unable to agree for any reason whatsoever upon terms for the continuation of Executive's employment beyond September 30, 2002 (which failure shall not constitute "good reason" pursuant to Section 14 above), the Company shall make to Executive payments at the times and in the amounts provided herein for the payment of his Base Salary during the period beginning on the day after the Termination Date and ending on the twenty (20) month anniversary thereof, payable monthly in accordance with the Company's normal payroll practices (payments under this paragraph are in lieu of, and not in addition to the payments described in paragraph 15(b) above), and the Company shall have no further obligations to Executive.

            (d) If Executive shall die prior to Executive's receipt of all payments required under this Agreement, the Company shall pay Executive's designated


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beneficiary or, if there is no designated beneficiary, his estate all such amounts that would have otherwise been payable to Executive under this Agreement as of the date of his death.

      16.   Other Consequences of Termination.

            (a) Upon the termination of his employment (for whatever reason and howsoever arising) the Executive shall:

                  (i) at the request of the Board of Directors of the Company immediately resign without claim for compensation from any office held by him in the Company or any Affiliate (but without prejudice to any claim for damages for breach of this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board; and

                  (ii) immediately repay all outstanding debts or loans due to the Company or any Affiliate, and the Company is hereby authorized to deduct from Base Salary payments due to the Executive a sum in repayment of all or any part of any such debts or loans.

      17. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

      18. Termination of Employment Agreement with Toymax International, Inc. Executive, JAKKS and Toymax International, by its signature at the end of this Agreement, agree that the Toymax Employment Agreement is hereby terminated as of the date hereof. Executive acknowledges that upon the Effective Date, he shall have no further claim for salary, bonus, vacation pay or any other form of compensation or benefit due to him from Toymax International or any of its Affiliates or any equity or other interest in the Company or any of its Affiliates (other than stock options granted to Executive prior to the date hereof under Toymax International's stock option plan), including but not limited to the payments under the Executive Bonus Plan referred to in the Employment Agreement. Executive acknowledges that upon the Effective Date the life insurance, disability and accident insurance and health insurance benefits referred to in the Toymax Employment Agreement shall be terminated.

      19. Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any Party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such Party at the following address:

            to JAKKS:         22619 Pacific Coast Highway
                              Malibu, California 90265
                              Attn: President
                              Fax:  (310) 456-7099

            with a copy to:   Feder, Kaszovitz, Isaacson,
                              Weber, Skala, Bass & Rhine LLP
                              750 Lexington Avenue
                              New York, New York 10022
                              Attn: Murray L. Skala, Esq.
                              Fax:  (212) 888-7776

            to Executive:     4 Anna Court


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                              West Islip, New York 11795
                              Fax:  (516) 587-6808

            with a copy to:   Steven Mitchell Sack, Esq.
                              135 E. 57th Street, 12th Floor
                              New York, New York 10022
                              Fax:  (212) 702-9702

or such other address as any Party hereto may at any time, or from time to time, direct by Notice given to the other Parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

      20. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

      21. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

      22. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. Each Party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, United States of America, and to the jurisdiction of the United States District Court for the Southern District of New York, New York, New York, United States of America with respect to any matter arising out of this Agreement, waives any objection to venue in the Counties of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by Section 19 hereof.

      23. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

      24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

      25. Further Assurances. Each Party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other Party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

      26. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a Party hereto.



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      27.   Assignment. Executive's obligations under this Agreement may not be assigned without the prior written consent of the Company, and any purported assignment without such consent shall be void and without effect.

      28. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

      29. Remedies. In the event of any actual or prospective breach or default under this Agreement by either Party hereto, the other Party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

      30. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company's business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency Proceeding against Executive, or any other ruling, judgment, order, writ or decree.

      31. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

      32. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

      33. No Presumptions. Each Party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No Party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other Party hereto drafted or controlled the drafting of this Agreement.

      34. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.



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
      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

JAKKS PACIFIC, INC.


By:   /s/ JOEL M. BENNETT
      -------------------
      Name:  Joel M. Bennett
      Title: EVP/CFO


/s/ CARMINE RUSSO
-----------------
Carmine Russo



By its signature below, Toymax International Inc. consents to the termination of the Toymax Employment Agreement as provided in Section 18 of the within agreement.

TOYMAX INTERNATIONAL INC.


By:   /s/ MICHAEL SABATINO
      --------------------
      Name:  Michael Sabatino
      Title: CFO



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